UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2006

ARVINMERITOR, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2135 West Maple Road

Troy, Michigan

(Address of principal executive offices)

48084-7186

(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On March 7, 2006, ArvinMeritor, Inc. (the “Company”) completed the sale of $260 million aggregate principal amount of its 4.625% convertible senior notes due 2026 (the “Notes”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were sold pursuant to a Purchase Agreement, dated March 1, 2006, among the Company and the initial purchasers named therein (the “Initial Purchasers”). The net proceeds from the offering, after deducting the Initial Purchasers’ discount and estimated offering expenses payable by the Company, were approximately $250,625,000. The Company has granted the Initial Purchasers an option, exercisable on or before March 31, 2006, to purchase up to an additional $40,000,000 aggregate initial principal amount of Notes, solely to cover over-allotments.

The Company will pay 4.625% cash interest on the Notes semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2006 and ending on March 1, 2016. The Company will not pay cash interest on the Notes after March 1, 2016. Commencing on March 1, 2016, the principal amount of the Notes will be subject to accretion at a rate that provides holders with an aggregate annual yield to maturity of 4.625% (computed on a semi-annual bond equivalent yield basis). The Notes will mature on March 1, 2026.

The Notes will be convertible into cash and, if applicable, shares of the Company’s common stock, based on an initial conversion rate, subject to adjustment, equivalent to 47.6667 shares per $1,000 initial principal amount of Notes (which represents an initial conversion price of approximately $20.98 per share), only under the following circumstances:

(1) During any calendar quarter after the calendar quarter ending June 30, 2006, if the closing sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter;

(2) During the five business day period after any five consecutive trading day period in which the average trading price per $1,000 initial principal amount of Notes was equal to or less than 97% of the average conversion value of the Notes during such five consecutive trading day period;

(3) If the Company has called the Notes for redemption;

(4) Upon the occurrence of specified corporate transactions; or

(5) At any time on or after March 1, 2024.

Upon conversion of the Notes, the Company will deliver to a holder the conversion value in cash up to 100% of the accreted principal amount of the Notes converted, with any remaining amount to be delivered in shares, cash or any combination thereof, at the Company’s election. The conversion value will be equal to the product of (i) the conversion rate then in effect and (ii) the average of the daily volume weighted average price of the Company’s common stock for ten consecutive trading days beginning on the third trading day immediately following the day the Notes are tendered for conversion. A holder will receive cash in lieu of any fractional shares of the Company’s common stock.

If Notes are surrendered for conversion in connection with certain transactions or events that occur before March 1, 2016, holders may be entitled to an increase in the conversion rate or, under certain circumstances, the Company may elect to change its conversion obligation to provide for conversion of the Notes into shares of an acquiring company’s common stock.

On or after March 1, 2016, the Company may redeem the Notes at its option, in whole or in part, at a redemption price in cash equal to 100% of the accreted principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Further, holders may require the Company to purchase all or a portion of their Notes at a purchase price in cash equal to 100% of the accreted principal amount of the Notes to be purchased, plus accrued and unpaid interest, on each of March 1, 2016, March 1, 2018, March 1, 2020, March 1, 2022 and March 1, 2024, or upon certain fundamental changes.

The Notes are senior unsecured obligations and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and junior to any of the Company’s existing and future secured indebtedness. The Notes are fully and unconditionally guaranteed on a senior unsecured basis by certain domestic subsidiaries of the Company that currently guarantee the Company’s obligations under its $900 million revolving credit facility (the “Subsidiary Guarantees”).

The Notes, the Subsidiary Guarantees and the shares of the Company’s common stock issuable in certain circumstances upon conversion of the Notes have not been registered under the Securities Act, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This filing shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any offer or sale of the securities in any state in which such offer, solicitation or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARVINMERITOR, INC.

By:/s/ Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel

Date: March 7, 2006